Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS COMPARABLE STORE SALES
INCREASE OF 10.6% FOR SEPTEMBER 2006,
EXCEEDING COMPANY EXPECTATIONS

***

Excluding One-Time Expense from Debt Repurchase,
Company Expects to Exceed Earnings Guidance for Fourth Quarter

Philadelphia, PA, October 5, 2006 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced preliminary net sales for the month of September 2006 and stated that, excluding the one-time expense related to its repurchase of Senior Notes during the fourth quarter, it expects to exceed its previous earnings guidance for the fourth quarter of fiscal 2006 ended September 30, 2006.

Comparable store sales for September 2006 increased 10.6% (based on 1,460 locations) versus a comparable store sales increase of 1.9% for September 2005 (based on 1,015 locations).  The comparable store sales increase of 10.6% for September 2006 was favorably impacted by approximately 4 percentage points due to having five Saturdays in September 2006 compared to four Saturdays in September 2005.  In addition, sales for September 2006 were aided by generally favorable weather for the sale of Fall apparel, compared to last September’s unfavorable warmer than normal weather in much of the United States and last September’s hurricanes affecting the Gulf Coast region.  This shift in weather compared to last year may have resulted in some early Fall sales shifting into September from October compared to last year.  Preliminary net sales for the month of September 2006 increased approximately 8.3% to approximately $49.5 million from $45.7 million reported for the month of September 2005.  The increase in net sales for September 2006 was primarily driven by increased comparable store sales.  During September 2006, the Company opened four stores, including one multi-brand store, and closed five stores, including two related to a multi-brand store opening.  As of the end of September 2006, the Company operates 810 stores, 731 leased department locations and 1,541 total retail locations, compared to 852 stores, 739 leased department locations and 1,591 total retail locations operated at the end of September 2005.

Preliminary net sales increased 5.7% to $142.9 million for the fourth quarter of fiscal 2006 ended September 30, 2006, from $135.2 million for the same period of the preceding year.  Comparable store sales increased 6.5% during the fourth quarter of fiscal 2006 (based on 1,451 locations) versus a comparable store sales decrease of 1.0% during the fourth quarter of fiscal 2005 (based on 997 locations).  For the quarter ended September 30, 2006, the Company opened five stores, including one multi-brand store, and closed ten stores, including two related to a multi-brand store opening.

Preliminary net sales increased 7.3% to $602.8 million for the fiscal year ended September 30, 2006, from $561.6 million for the same period of the preceding year.  Comparable store sales increased 4.3% during fiscal 2006 (based on 932 locations) versus a comparable store sales decrease of 2.5% during fiscal 2005 (based on 832 locations).  For the year ended September 30, 2006, the Company opened 17 stores, including 4 multi-brand stores, and closed 59 stores, with 15 of these store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very pleased to report another month of strong sales performance, as we delivered a comparable store sales increase of 10.6% for the month, which exceeded our expectations.  Our comparable store sales increase for the month was favorably impacted by approximately 4 percentage points due to having five Saturdays in September 2006 compared to four Saturdays in September 2005.  In addition, our sales for September 2006 were aided by generally favorable weather for the sale of Fall apparel, compared to last September’s unfavorable warmer than normal weather in much of the United States and last September’s hurricanes affecting the Gulf Coast region.  This shift in weather compared to last year may have resulted in some early Fall sales shifting into September from October compared to last year.  We also continue to experience strong improvement in gross margin versus last year, driven by decreased price promotional activity compared to last year, as well as a continued reduction in our product costs.  We believe that the oversupply conditions that plagued the maternity apparel business during our fiscal 2004 and 2005 have eased, and we believe that our strong sales and gross margin trends during fiscal 2006 reflect this.  We also believe the strength of our product lines has helped our sales and gross margin performance.

“Our net sales of $142.9 million for the fourth quarter of 2006 exceeded our previous fourth quarter sales guidance of $138.8 to $142.6 million, and our comparable sales increase of 6.5% exceeded our previous fourth quarter comparable store sales guidance of an increase of 2.0% to 5.0%.  With our strong sales performance for the fourth quarter of fiscal 2006, a favorable price promotional environment compared to last year, and our continued tight expense controls, we expect to beat our previous fourth quarter earnings per share guidance, which was a loss of between $(0.34) and $(0.10) per share after stock option expense.  This earnings guidance excludes the impact on earnings of the previously announced repurchase of $10 million of the Company’s outstanding 11 1/4% Senior Notes during the fourth quarter of fiscal 2006.  We expect that this repurchase of Senior Notes will result in a one-time after-tax expense of approximately $0.09 to $0.10 per share in the fourth quarter of fiscal 2006, and will result in increased after-tax earnings (through a reduction in net interest expense) of approximately $0.07 per share annually, beginning in fiscal 2007.

“Looking forward, we continue to feel very good about our product lines and our inventory position, and we feel very confident about our business.  We are optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and continuing our strategic transition, as we expect to see a continuation of our improved sales and gross margin trends and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our Sears® and Kohl’s® initiatives, and the continued rollout of our multi-brand stores.

“For the month of October, our reported comparable store sales will be adversely impacted by approximately 4 percentage points due to having one less Saturday than the prior year (four Saturdays in October 2006 compared to five Saturdays in October 2005).  In addition, the earlier onset of Fall weather this September compared to last September, as well as the impact of last September’s hurricanes affecting the Gulf Coast region, may have resulted in some early Fall sales shifting into September from October compared to last year.  Thus, we expect our reported comparable store sales for the month of October to be in the range of down 4% to flat, which would represent an adjusted comparable store sales change of between flat and up 4% when adjusting out the 4 percentage point adverse impact of having one less Saturday than last October.  Looking at the months of September and October on a combined basis, which eliminates this “Saturday shift” and the weather shifts compared to last year, this guidance range for October sales would result in a strong comparable store sales increase of between 3% and 5% for September and October combined.  For the full year fiscal 2007, we are planning our comparable store sales to increase between 1% and 3%, an improvement from our prior fiscal 2007 comparable store sales guidance of between flat and up 3%.

“We will report results for our fourth quarter and hold an investor conference call on November 21, 2006, at which time we will provide additional information related to our results for the fourth quarter, our future financial guidance, and our strategic business initiatives.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2006, Mothers Work operates 1,541 maternity locations, including 810 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.